Exhibit 99.2

NewsRelease		(Williams Logo)

NYSE: WMB

Date:	May 21, 2007

Williams Reaches Agreement to Sell Substantially All of Power Assets

Company Expects Significant Improvement in Credit Profile, Reduced Capital Costs

Transaction Would Eliminate Up to $2.4 Billion in Imputed Debt, Related Interest

TULSA, Okla. – Williams (NYSE:WMB) today announced it has entered into a definitive agreement to sell substantially all of its power assets to Bear Energy LP, a unit of The Bear Stearns Companies Inc. (NYSE:BSC). The agreement encompasses Williams’ 7,500-megawatt portfolio of power contracts and certain other assets. Closing of the transaction is expected within the next six months.

Williams will continue to market natural gas as well as manage relevant transportation and storage in direct support of its Exploration & Production and Midstream businesses.

The base purchase price in the transaction announced today is $512 million. Under the agreement, this amount will be reduced by expected net portfolio cash flows from the April 1 valuation date through the transaction closing date. Williams expects the transaction proceeds will be largely offset by income taxes, resolution of retained liabilities, costs associated with the transaction and near-term cash-collateral postings.

The company expects to divest its remaining power assets this year as part of its exit from the power business. Williams’ current valuation of those assets is approximately $50 million.

This significant step toward exiting the power business is consistent with Williams’ ongoing strategy to focus its investment capital and growth efforts on its core natural gas businesses – Exploration & Production, Midstream and Gas Pipeline. Williams’ business strategy for Power has been centered around reducing business risk.

“Our exit from the power business is a natural step forward in Williams’ strategy to further increase shareholder value by focusing on and growing our core natural gas businesses,” said Steve Malcolm, chairman, president and chief executive officer. “We expect one of the chief benefits this sale will produce for Williams is lower-cost capital. That, in turn, drives our market valuation and continued ability to pursue value-creating opportunities.

“We are proud of all the employees who have worked so hard to serve customers and maximize the value of these assets even during periods of incredibly difficult market conditions,” Malcolm said.

The key contributors to the favorable capital environment Williams expects as a result of its exit from power include:

•	Reduced business and financial risk.

•	Reduced complexity. In 2006, Power’s total segment revenues of more than $7 billion yielded a $211 million segment loss, which translated into $85 million in segment profit after eliminating the effects of mark-to-market accounting.

•	Greater focus of all resources on the company’s core businesses. In 2006, Williams’ natural gas businesses produced $1.7 billion of segment profit on approximately $7 billion of total segment revenue before intercompany eliminations.

•	Greater clarity and simplification in the company’s financial reporting because the mark-to-market accounting associated with the power portfolio will be eliminated.

•	Sharply reduced volatility in mark-to-market results.

•	Reduced future liquidity needs, primarily as a result of the elimination of cash-collateral and letters of credit used by Williams’ power-trading activities and also because of the company’s better credit profile.

•	Significantly improved credit profile for Williams since sale of the long-term power contracts will eliminate approximately $2.4 billion of imputed debt and related interest associated with approximately $400 million in annual demand obligations.

•	Reduced cost of capital – both for debt (for Williams and Williams Partners L.P.) and equity.

Williams expects the absence of Power’s results to reduce its recurring earnings adjusted to eliminate mark-to-market effects, somewhat offsetting the benefits of its exit from the business.

The company expects the overall gain or loss associated with its exit from the power business to be nominal, based on portfolio values on April 1. Non-cash mark-to-market gains or losses through the closing date may affect the overall gain or loss, but the economic results will be unaffected.

The transaction with Bear Energy LP is subject to the completion of standard closing conditions and certain governmental approvals. Williams will provide certain transition services through year-end.

Williams expects later this year to report the power business covered by the exit plan as discontinued operations. Also, consistent with accounting standards, Williams prospectively ceased application of hedge accounting earlier this month for certain derivative contracts associated with its power assets.

Merrill Lynch & Co. is acting as financial adviser to Williams in the sale of its power assets. Lehman Brothers and Citibank also have acted as advisers to the company.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is at www.williams.com.

Contact:	Julie Gentz

Williams (media relations)

(918) 573-3053

Richard George

Williams (investor relations)

(918) 573-3679 Sharna Reingold Williams (investor relations) (918) 573-2078

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.